Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
1818 Market Street
Philadelphia, Pa. 19103-3615

For further information contact:	For release: IMMEDIATELY
Thomas Golembeski (media) 215-977-6298
Peter Gvazdauskas (investors) 215-977-6322

No. 7

SUNOCO LOGISTICS PARTNERS L.P. ACQUIRES CONTROLLING INTEREST IN INLAND

PIPELINE

PHILADELPHIA, May 17, 2011 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the “Partnership”) today announced the acquisition of a controlling interest in Inland Corporation (“Inland”) through a series of transactions. Inland consists of an active 350-mile refined products pipeline and related facilities in Ohio that service multiple Ohio refineries and terminal markets.

The aggregate purchase price for all of the interests acquired was approximately $100 million, which was financed by borrowings under the Partnership’s revolving credit facilities pending more permanent financing. As a result of these transactions, Sunoco Logistics now owns an 83.8 percent economic interest and a 70 percent voting interest in Inland.

“We are pleased to announce this latest acquisition,” said Lynn L. Elsenhans, Chairman and Chief Executive Officer. “The Inland operations are an excellent complement to our existing refined products platform in the Midwest. This acquisition is in-line with our goal of growing ratable, fee-based cash flow.”

Sunoco Logistics Partners L.P., headquartered in Philadelphia, is a master limited partnership that owns and operates refined products and crude oil pipelines and terminal facilities. The Refined Products Pipeline System consists of approximately 2,200 miles of refined products pipelines located in the northeast, midwest and southwest United States and equity interests in four refined products pipelines. The Terminal Facilities consist of approximately 10 million shell barrels of refined products terminal capacity and approximately 24 million shell barrels of crude oil terminal capacity (including approximately 21 million shell barrels of capacity at the Nederland Terminal on the Gulf Coast of Texas). The Crude Oil Pipeline System consists of approximately 5,400 miles of crude oil pipelines, located principally in Oklahoma and Texas.